STATE of DELAWARE
LIMITED LIABILITY COMPANY
CERTIFICATE of FORMATION
OF
ALLEGHENY TRADING FINANCE COMPANY, LLC

       This Certificate of Formation of Allegheny Trading Finance Company, LLC (the "Company"), dated as of September 16, 2003, is being duly executed and filed by Allegheny Energy Supply Company, LLC, as sole member and authorized person, to form a limited liability company under the Delaware Limited Liability Act (6 Del. C. Section18-101, et seq.).

First: The name of the limited liability company is Allegheny Trading Finance Company, LLC.

Second: The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street in the city of Wilmington. The name of its Registered Agent at such address is The Corporation Trust Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Allegheny Trading Finance Company, LLC as of the date first above written.

By:	ALLEGHENY ENERGY SUPPLY COMPANY, LLC, as Sole Member of Allegheny Trading Finance Company, LLC

By:	/s/ David C. Benson_____ David C. Benson Executive Vice President